SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement	[_] Soliciting Material Under Rule14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials

The South Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]     No fee required.

[_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[_]

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    1)        Amount previously paid:

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NOTICE OF 2005

ANNUAL MEETING OF SHAREHOLDERS

April 19, 2005

        The 2005 Annual Meeting of Shareholders of The South Financial Group, Inc. (“TSFG”) will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Tuesday, April 19, 2005, at 10:30 a.m. for the following purposes:

        (1)     To set the number of Directors at 15 persons and elect six Directors;

        (2)     To ratify the appointment of KPMG LLP as TSFG’s independent registered public accounting firm for fiscal year 2005; and

        (3)     To transact any other business that may properly come before the Annual Meeting and any adjournment.

        Common shareholders of record at the close of business on March 1, 2005 are entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

William P. Crawford, Jr. Executive Vice President, General Counsel and Secretary

Greenville, South Carolina
March 17, 2005

SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARDPROMPTLY
IN THE ENVELOPE PROVIDED, OR VOTE VIA TELEPHONE OR THE INTERNET, ALL AS DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on April 19, 2005, at 10:30 a.m.
at The Gunter Theatre, 300 South Main Street, Greenville, SC 29601

GENERAL INFORMATION

        This Proxy Statement and the enclosed proxy materials relate to the Annual Meeting of Shareholders of The South Financial Group, Inc. (the “Company” or “TSFG”) to be held on April 19, 2005, at 10:30 a.m. at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina. These proxy materials are being furnished by TSFG in connection with a solicitation of proxies by TSFG’s Board of Directors (the “Board”) and are being mailed on or about March 17, 2005.

Who May Vote at the Annual Meeting

        These proxy materials are provided to holders of TSFG’s common stock who were holders of record on March 1, 2005 (the “Record Date”). Only TSFG common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, 71,683,258 shares of TSFG common stock were outstanding.

        Dividend Reinvestment Plan Shares. If you are a participant in TSFG’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

        Employee Benefit Plan Shares. If you are a participant in a TSFG employee benefit plan that allows participant-directed voting of TSFG common stock held in that plan, you will receive electronic notification of the opportunity to vote the shares you hold in that plan. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

Voting and Proxy Procedures

        Each share of TSFG common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Proxy cards are enclosed to facilitate voting.

        If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods indicated below. Execution of the enclosed proxy card or voting via telephone or Internet will not affect your right to attend the Annual Meeting. If you vote by Internet or telephone, please do not mail your proxy card.

•	Vote by Proxy Card: by completing, signing, dating and mailing the enclosed proxy card in the envelope provided;

•	Vote by Internet: by going to the web address www.proxyvotenow.com/tsfg and following the instructions for Internet voting shown on the enclosed proxy card; or

•	Vote by Telephone: by dialing 1-866-855-9697 and following the instructions for telephone voting shown on the enclosed proxy card.

        If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

        Shares of TSFG common stock for which instructions are received, will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR each of the items being proposed by management and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment.

Revocation of Proxies

        If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:
(1) following the telephone voting instructions, or
(2) following the Internet voting instructions, or
(3) completing, signing, dating and returning a proxy card to TSFG’s Corporate Secretary.

•	Sending written notice of revocation to TSFG’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

        If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by TSFG’s Corporate Secretary at or prior to the Annual Meeting.

Quorum

        Holders representing a majority of the outstanding shares of TSFG common stock, present in person or by proxy, are necessary to constitute a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

Other Matters to Related to the Meeting

        Only matters brought before the Annual Meeting in accordance with TSFG’s Bylaws will be considered. Aside from the Items listed above in the Notice of Annual Meeting, TSFG does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the proxy holders will vote them in accordance with their best judgment.

        Should any Nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the Board. TSFG has no reason to believe that any of the six Nominees will be unable or unwilling to serve if elected to office.

        The applicable regulations of the Securities and Exchange Commission (the “SEC”) require that TSFG disclose a recent closing stock price. Accordingly, the closing price of the TSFG common stock as of March 1, 2005 was $31.25.

TABLE OF CONTENTS

GENERAL INFORMATION	1
TABLE OF CONTENTS	3
ITEM NO. 1 - ELECTION OF DIRECTORS	4
General Information Regarding Election of Directors	4
Information on Nominees and Directors	4
INFORMATION ABOUT THE BOARD OF DIRECTORS	6
Role and Functioning of the Board	6
Attendance at Annual Meetings	6
Code of Ethics and Code of Conduct	6
Communications from Shareholders to Directors	7
Policy Regarding Consideration of Director Candidates Recommended by Shareholders	7
Process of Evaluating Director Candidates	8
Determinations with Respect to the Independence of Directors	8
Director Compensation	8
Committee Membership	9
Standing Board Committees	9
Audit Committee Report	10
Audit Fees	11
Other Audit Committee Matters	11
STOCK OWNERSHIP	12
Directors and Executive Officers	12
5% Beneficial Owners	13
TOTAL SHAREHOLDER RETURN	13
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	14
Compensation Committee Report on Executive Compensation	14
Summary Compensation Table	17
Stock Option Grants	18
Stock Option Exercises	18
Long-Term Incentive Plans - Awards in 2004	18
Equity Compensation Plan Data	19
Employment and Change in Control Agreements	19
Supplemental Executive Retirement Plan	22
ITEM NO. 2 - RATIFICATION OF KPMG LLP AS TSFG'S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2005	23
RELATED PARTY TRANSACTIONS	23
MISCELLANEOUS MATTERS RELATED TO THE ANNUAL MEETING	24
Householding of Proxy Statement, Form 10-K and Annual Report to Shareholders	24
Expenses of Solicitation	24
Proposals by Shareholders	24
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
FINANCIAL INFORMATION	25
APPENDIX A - Audit Committee Charter	A-	1

ITEM NO. 1 - ELECTION OF DIRECTORS

General Information Regarding Election of Directors

        The number of Directors is being set by the shareholders, but may be amended by the Board between annual meetings as permitted by South Carolina law. The number of Directors is currently set at 16 persons. Management proposes to set the number of TSFG Directors at 15 persons, which reflects the retirement of one person presently serving as a Director. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of Directors.

        The Board of Directors is divided into three classes. At each annual meeting, TSFG’s shareholders elect the members of one of the three classes to three-year terms. At this Annual Meeting, five Directors are being nominated for re-election for terms expiring at the 2008 annual meeting and one Director is being nominated for a term expiring at the 2006 annual meeting. The nominees include Jon W. Pritchett, who was appointed to the Board in connection with TSFG’s acquisition of CNB Florida Bancshares, Inc. and whose term is slated to expire at the 2008 Annual Meeting.

Information on Nominees and Directors

        Management proposes to nominate to the Board the six persons listed as Nominees below. Each Nominee is currently serving as a Director. Unless authority to vote for a Nominee is withheld, the persons named in the enclosed proxy card intend to vote for the election of these Nominees. Management believes all such Nominees will be available to serve as Directors. However, should any Nominee become unable to serve, the persons named in the enclosed proxy card intend to vote for the election of such other person as management may recommend. The following table sets forth information regarding the Nominees and continuing Directors, including their name, age, period they have served as a Director, and occupation over the past five years.

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 2005 ANNUAL MEETING OF SHAREHOLDERS

J. W. Davis	Mr. Davis is President of Carolina First Bank's North Carolina operations.
Age: 58 Director since 2003 Term expiring 2006	From June 1997 until October 2003, Mr. Davis served as President and CEO of MountainBank Financial Corporation, which was acquired by TSFG in October 2003.

Jon W. Pritchett Age: 43 Director since 2004 Term expiring 2008	Mr. Pritchett serves as President and CEO of Nextran Corporation, which operates a network of Mack and Volvo heavy truck Dealerships in Florida and Georgia. He is also President of Pritchett Trucking, Inc., a transportation company. He is a board member of the Mack Truck National Dealer Advisory Council and the Florida Trucking Association

Charles B. Schooler Age: 76 Director since 1990 Term expiring 2008	Dr. Schooler is a retired optometrist in Georgetown, South Carolina and a past chairman of the South Carolina State Board of Education.

Edward J. Sebastian Age: 58 Director since 2001 Term expiring 2008	Mr. Sebastian is a private investor and serves in an advisory capacity for several private entities. From 1986 to 1999, Mr. Sebastian served as Chairman and CEO of Resource Bancshares Corporation, a financial services company, and Chairman and CEO of Resource Bancshares Mortgage Group, Inc., a company engaged in mortgage banking operations.

John C. B. Smith, Jr. Age: 60 Director since 2001 Term expiring 2008	Mr. Smith is owner of John C. B. Smith Real Estate and is Of Counsel and a past partner in the law firm of Nexsen/Pruet, LLP, Columbia, South Carolina.

Mack I. Whittle, Jr. Age: 56 Director since 1986 Term expiring 2008	Mr. Whittle has been President and CEO of TSFG since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank and is currently Chairman of the Board of Directors of Carolina First Bank and Mercantile Bank.

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS

William P. Brant Age:58 Director since 2001 Term expiring 2007	Mr. Brant is a partner in the law firm of Brant, Abraham, Reiter, McCormick & Green, P.A., Jacksonville, Florida.

C. Claymon Grimes, Jr. Age:82 Director since 1990 Term expiring 2007	Mr. Grimes is an attorney in private practice in Georgetown, South Carolina.

William S. Hummers III Age:59 Director since 1990 Term expiring 2007	Mr. Hummers joined TSFG in June 1988 in his present capacity as an executive officer and chief financial officer. He is also a director of World Acceptance Corporation.

William R. Timmons III Age:53 Director since 2002 Term expiring 2007	Mr. Timmons is Executive Vice President, Secretary and Treasurer of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina. Mr. Timmons is the son of William R. Timmons, Jr., who is a Board member.

David C. Wakefield III Age:61 Director since 1997 Term expiring 2007	Mr. Wakefield has served as President of Wakefield Enterprises, LLC, a real estate development and specialty products company, since 1998. From November 1997 to December 1998, Mr. Wakefield served as an independent consultant to TSFG following TSFG's acquisition of First Southeast Financial Corporation. Prior to its acquisition, Mr. Wakefield served as CEO of First Southeast Financial Corporation and its subsidiary, First Federal Savings and Loan Association of Anderson.

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS

M. Dexter Hagy Age: 60 Director since 1993 Term expiring 2006	Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995 and headquartered in Greenville, South Carolina.

H. Earle Russell, Jr. Age: 63 Director since 1997 Term expiring 2006	Dr. Russell is a surgeon in Greenville, South Carolina, with Greenville Surgical Associates.

William R. Timmons, Jr. Age: 81 Director since 1986 Term expiring 2006	Mr. Timmons is Chairman of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina. He currently serves as Chairman of TSFG's Board of Directors. Mr. Timmons is the father of William R. Timmons III, who is a Board member.

Samuel H. Vickers Age: 69 Director since 1999 Term expiring 2006	Mr. Vickers is Chairman and CEO of Design Containers, Inc., a packaging system manufacturer located in Jacksonville, Florida.

INFORMATION ABOUT THE BOARD OF DIRECTORS

ROLE AND FUNCTIONING OF THE BOARD

        The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of TSFG, except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of TSFG’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

        The Board of Directors has the responsibility for overseeing the affairs of TSFG and, thus, an obligation to keep informed about TSFG’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to TSFG. Acting as a full Board and through the Board’s five standing committees, the Board oversees and approves TSFG’s strategic plan.

        Each year, senior management sets aside specific periods to develop, discuss and refine TSFG’s long-range operating plan and overall corporate strategy. Specific operating priorities are developed to effectuate TSFG’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its meetings with the Board and seeks approval of the overall corporate strategy and long-range operating plan. The Board meetings, which usually occur in the late fall, are focused on corporate strategy and involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans. At subsequent Board meetings, the Board continues to substantively review TSFG’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations.

        Senior management has formulated a standing agenda for each of the regular meetings of the Board of Directors throughout the year. This agenda is reviewed and approved by the full Board at its first regular meeting in a calendar year. A primary purpose of this agenda is to ensure that the Board complies with the terms of its Corporate Governance Charter. It is understood that additional items will be added to the agenda as necessary. Any member of the Board may request that an item be included on the agenda. At the invitation of the Board, members of senior management invited by the Board attend Board meetings or portions thereof for the purpose of participating in discussions.

        Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. The Chairman of the Board or the chair of the committee generally presides at executive sessions of non-management Directors. The Board meets in executive session a minimum of two times each year.

        The Board of Directors met six times during 2004. All members attended at least 75% of the Board meetings and 75% of the meetings of committees on which they served.

ATTENDANCE AT ANNUAL MEETINGS

        TSFG has not established a formal policy regarding Director attendance at its annual meetings of shareholders, but it encourages all of its Directors to attend annual meetings and reimburses out-of-pocket expenses associated with such attendance. The Board Chairman presides at the annual meeting of shareholders. All members of the Board at the time of TSFG’s 2004 Annual Meeting of shareholders attended that meeting.

CODE OF ETHICS AND CODE OF CONDUCT

        TSFG has adopted a Code of Ethics that is specifically applicable to senior management and financial officers, including its principal executive officer, its principal financial officer, its principal accounting officer and controllers. This Code of Ethics can be viewed on TSFG’s website, www.thesouthgroup.com, under the Investor

Relations/Corporate Governance tab. TSFG’s Code of Conduct, applicable to all employees, may also be viewed on TSFG’s website under the Investor Relations / Corporate Governance tab.

COMMUNICATIONS FROM SHAREHOLDERS TO DIRECTORS

        The Board of Directors believes that it is important that a direct and open line of communication exist between the Board of Directors and its shareholders and other interested parties. As a consequence, the Board of Directors has adopted the procedures described in the following paragraph for communications to Directors.

        TSFG shareholders and other persons may communicate with the chairpersons of TSFG’s five standing Board committees or with TSFG’s non-management Directors as a group by sending an email to directorcommunications@thesouthgroup.com. The email should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be reviewed initially by TSFG’s General Counsel. The General Counsel will relay all such communications to the appropriate Directors unless the General Counsel determines that the communication:

•	does not relate to the business or affairs of TSFG or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to Directors.

        The Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through TSFG’s General Counsel and only in accordance with TSFG’s policies and procedures and applicable laws and regulations relating to the disclosure of information. TSFG’s Office of General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year.

POLICY REGARDING CONSIDERATION OF DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

        It is the policy of the Nominating and Corporate Governance Committee to consider all Director candidates recommended by shareholders. Any such recommendations should be communicated to the Chairman of the Committee in accordance with standard Company policies, in a timely manner and otherwise in accordance with the provisions of TSFG’s Bylaws. The Committee has also articulated the qualifications and characteristics that are deemed desirable by this Committee when evaluating Director candidates.

        Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee must have the following attributes: o have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	have a reputation for industry, integrity, honesty, candor, fairness and discretion;
•	have a high degree of expertise in his or her chosen field of endeavor, which area of expertise should have some relevance to TSFG’s businesses;
•	be knowledgeable, or willing and able to become so quickly, in the critical aspects of TSFG’s businesses and operations; and
•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly-held corporation.

        Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: banking and other financial services, accounting and finance, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In considering nominees, the

Nominating and Corporate Governance Committee must take into account the mix of skills, core competencies and qualifications existing with respect to incumbent Directors.

PROCESS OF EVALUATING DIRECTOR CANDIDATES

        The charter for the Nominating and Corporate Governance Committee states that the Committee’s purpose is to assist the Board in promoting the best interests of TSFG and its shareholders through the implementation of sound corporate governance principles and practices. Among other things, the Charter mandates that the Committee accomplish this by assisting the Board in identifying individuals qualified to become Board members and reviewing the qualifications and independence of the members of the Board and its various committees on a regular periodic basis, and making any recommendations from time to time concerning any recommended changes in the composition of the Board and its committees.

        In evaluating Director candidates, the Committee takes into account the items set forth in its “Policy Statement of the Nominating and Corporate Governance Committee Regarding Director Qualifications,” which is discussed above in the section entitled “Policy Regarding Consideration of Director Candidates Recommended by Shareholders.” A copy of this Policy may be found on TSFG’s website at www.thesouthgroup.com. There are no material differences between the evaluation processes for Director candidates based on whether such candidates are recommended by shareholders.

        Over the past several years, additions to the Board of Directors have come largely in connection with acquisitions (where representatives of the acquired institution have become Board members pursuant to provisions of the merger agreement). This process does not lend itself to a rigid evaluation process that might otherwise be the case outside of the merger context. However, the criteria set forth above in “Policy Regarding Consideration of Director Candidates Recommended By Shareholders” are utilized in determining whether to re-nominate current members of the Board of Directors.

DETERMINATIONS WITH RESPECT TO THE INDEPENDENCE OF DIRECTORS

        As noted above, the Corporate Governance Standards mandate that a majority of TSFG’s Directors meet the criteria for independence required by the rules of the Nasdaq Stock Market and the National Association of Securities Dealers (the “NASD”). The Board of Directors makes an annual determination regarding the independence of each of TSFG’s Directors. The Board last made these determinations for each member of the Board in February 2005, based on the review of director questionnaires designed to elicit information regarding independence, and on recommendations made by the Nominating and Corporate Governance Committee.

        The Board has determined that twelve of its sixteen Directors (assuming the Nominees listed above are elected) will be independent as contemplated under the rules of the Nasdaq Stock Market. The four individuals who are not independent, Messrs. Whittle, Hummers, Campbell and Davis, are all executive officers or consultants to TSFG. Mr. Campbell and Mr. Davis became board members in connection with TSFG’s acquisition of Gulf West Banks, Inc. and MountainBank Financial Corporation, respectively. Mr. Campbell is not being re-nominated pursuant to Company bylaws provisions which mandate that a Director resign at the annual meeting following the Director turning 70 years of age (except for directors who first took office prior to 1993).

DIRECTOR COMPENSATION

        During 2004, each non-officer Director’s total compensation was valued at approximately $36,000 to $48,000, assuming that the Director attended all meetings and depending on the committees that the Director served on during the year and whether or not the person was the chairman of the committee. Directors receive a retainer of $30,000, plus receive meeting fees of $1,000 for each Board and committee meeting attended. Fees for committee chairmen were $2,000 per committee meeting. Of the $30,000 retainer, $18,000 is paid in the form of quarterly stock grants valued at fair market value at the time of grant. The balance of the retainer and any additional Director compensation associated with meeting attendance was paid in cash. In addition, on May 1, each Director received an option to purchase 1,000 shares of TSFG common stock, having an exercise price equal to the common stock’s fair market value on the date of grant. This option grant will not occur in 2005.

COMMITTEE MEMBERSHIP

        The following table lists the membership of the standing committees of TSFG’s Board of Directors.

Director	Audit	Risk Management	Compensation	Executive	Nominating
William P. Brant			X
Gordon W. Campbell		X
J. W. Davis
C. Claymon Grimes, Jr	X
M. Dexter Hagy				X	X
William S. Hummers III
Jon W. Pritchett		X
H. Earle Russell, Jr	X
Charles B. Schooler	X
Edward J. Sebastian	X	X	X
John C.B. Smith, Jr			X	X	X
William R. Timmons, Jr				X	X
William R. Timmons III	X
Samuel H. Vickers		X	X	X
David C. Wakefield III	X
Mack I. Whittle, Jr				X

STANDING BOARD COMMITTEES

        It is the policy of TSFG that all major decisions be considered by the Board as a whole. Consequently, the Board’s committee structure is limited to those committees considered to be appropriate for the operation of a publicly-owned company. Currently these standing committees are the Audit Committee, the Capital and Risk Management Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are made up of only independent Directors. The current charter for each of the Board’s standing committees is available on TSFG’s website at www.thesouthgroup.com.

        Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by TSFG to any governmental body or the public, TSFG’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and TSFG’s auditing, accounting and financial reporting processes generally. For further information concerning the work of the Audit Committee, see “Audit Committee Report” below and the Audit Committee Charter attached as Appendix A hereto. The Audit Committee met six times in 2004. The Board of Directors has determined that all members of TSFG’s Audit Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market, and in particular, “independent” as contemplated in Rule 4200(a)(15) of the NASD’s listing standards.

        Capital and Risk Management Committee. The Capital and Risk Management Committee assists the Board in fulfilling its oversight responsibilities in respect of the risk management practices of the Company, the risk profile of TSFG relative to its stated risk tolerance and its overall strategy, TSFG’s capital adequacy, and its capital productivity. It also reviews risk reports generated by TSFG and communicates with other committees with respect to risk issues. The Committee met twice during in 2004. The Board of Directors has determined that all members of this Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market, except for Mr. Campbell, who is retiring from TSFG’s Board at the Annual Meeting.

        Compensation Committee. The Compensation Committee sets TSFG’s compensation policies and makes recommendations regarding senior management compensation. The Committee met six times in 2004. The Board of Directors has determined that all members of TSFG’s Compensation committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

        Executive Committee. The Executive Committee has the authority to review, guide and take any permissible actions with respect to the business and affairs of TSFG as usually taken by the Board of Directors when the Executive Committee determines that it is appropriate to act prior to the next Board of Directors’ meeting. The Executive Committee met six times in 2004. The Board of Directors has determined that all members of TSFG’s executive committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market, except for Mr. Whittle.

        Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends nominees for election to the Board and addresses issues of corporate governance. This Committee will consider recommendations for Director nominees from shareholders. Shareholders who wish to recommend Director nominees proposed for election at the 2006 Annual Meeting should comply with the procedure described in “Proposals by Shareholders” below. In considering candidates, the Committee follows the procedures described above in “Process of Evaluating Director Candidates” and considers other matters set forth in TSFG’s Corporate Governance Charter, a copy of which may be obtained from TSFG’s website, www.thesouthgroup.com. The Committee met once in 2004. The Board of Directors has determined that all members of TSFG’s Nominating and Corporate Governance Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

AUDIT COMMITTEE REPORT

    The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Board’s Audit Committee is responsible for providing independent, objective oversight of TSFG’s accounting functions and internal controls. The Audit Committee is composed of six Directors, each of whom is independent as defined by the NASD’s listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

        Management is responsible for TSFG’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of TSFG’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this regard, the Committee meets separately at most regular committee meetings with management, the head of Internal Audit and TSFG’s outside independent auditors. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of TSFG’s outside independent auditors, KPMG LLP, and pre-approves all audit and non-audit services to be performed by the auditor.

        In connection with these responsibilities, the Audit Committee met with management and the independent accountants and reviewed and discussed the December 31, 2004 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants the firm’s independence. In particular, the Audit Committee considered whether the provision of the services set forth below under “Audit Related Fees”, “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

        Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that these December 31, 2004 consolidated financial statements be included in TSFG’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

        All members of the Audit Committee concur in this report.

William R. Timmons III, Chairman	C. Claymon Grimes, Jr.	H. Earle Russell, Jr.
Charles B. Schooler	Edward J. Sebastian	David C. Wakefield III

AUDIT FEES

        The following table presents fees paid to KPMG for professional audit services associated with the audit of TSFG’s annual financial statements for the years ended December 31, 2004 and 2003 and fees billed for other KPMG services in 2004 and 2003. The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.

	2004	2003

Audit Fees (1)	$1,644,924	$ 988,750
Audit Related Fees (2)	110,000	45,000
Audit Fees and Audit Related Fees	1,754,924	1,033,750
Tax Fees (3)	1,205,675	947,181
All Other Fees (4)	329,269	111,150
Total Fees	$3,289,868	$2,092,081

(1) Audit Fees consists of the following:	2004	2003

Audit of consolidated financial statements and quarterly reviews
and audit of internal controls over financial reporting	$1,027,924	$ 594,000
Subsidiary audits	102,000	60,250
Issuance of letters to underwriters	--	140,000
Acquisition related services	457,000	75,000
Review of registration statements	27,500	20,000
Audit related research	30,500	99,500

(2) Audit Related Fees consist of fees for audits of employee benefit plans
(3) Tax Fees consists of the following:	2004	2003

Tax compliance	$ 253,375	$ 245,750
Tax consulting	681,800	656,431
Acquisitions	270,500	45,000

(4) All Other Fees consists of the following:	2004	2003

Controls reviews	$ 152,028	$ 111,150
SAS 70 review	30,000	--
Due diligence assistance	147,241	--

OTHER AUDIT COMMITTEE MATTERS

Audit Committee Financial Expert

        The Board of Directors has determined that both Edward J. Sebastian and David C. Wakefield III are “audit committee financial experts” as defined in Item 401(h)(2) of the SEC’s Regulation S-K. Both Mr. Sebastian and Mr. Wakefield are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

Audit Committee Charter

        The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is attached as Appendix A to this Proxy Statement, and is included on the Company’s website, www.thesouthgroup.com, under the Investor Relations / Corporate Governance tab.

Audit Committee Pre-Approval Policy

        The Audit Committee has adopted a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee or a sub-committee comprised of the Chairman of the Audit Committee and one other Committee member. Matters approved by the sub-committee must be related to the Committee at the next meeting.

STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

        The table below sets forth as of March 1, 2005 the beneficial ownership of TSFG common stock by (1) all Directors and nominees for Director, (2) all Named Executive Officers of TSFG (See “Summary Compensation Table” below) and (3) all Directors and Executive Officers of TSFG as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

	Common Stock Beneficially Owned(1)
			Common Stock	Percent of
NAME OF BENEFICIAL OWNER	Sole Power(2)	Shared Power(2)	Subject to a Right to Acquire(1)(2)	Common Stock(4)

William P. Brant	7,192	--	11,187	*
Gordon W. Campbell	370,339	12,035	2,000	*
Andrew B. Cheney (5)	17,369	--	35,521	*
J. W. Davis	52,657	--	5,272	*
John C. DuBose (6)	23,829	4,499	52,406	*
C. Claymon Grimes, Jr	63,373	--	18,705	*
M. Dexter Hagy	15,344	--	18,705	*
William S. Hummers III(7)	70,068	10,424	102,624	*
Jon W. Pritchett	42,119	771,990	--	1.1%
H. Earle Russell, Jr	9,021	--	17,445	*
Charles B. Schooler	27,912	--	18,705	*
Edward J. Sebastian	1,877	159	6,483	*
John C.B. Smith, Jr	66,183	6,258	12,809	*
James W. Terry, Jr.(8)	42,527	5,863	66,930	*
William R. Timmons, Jr.(9)	4,052	432,096	18,705	*
William R. Timmons III(9)	4,849	352,538	8,483	*
Samuel H. Vickers	3,530	10,000	13,839	*
David C. Wakefield III	61,622	3,151	15,245	*
Mack I. Whittle, Jr.(10)	159,854	--	201,543	*
Directors / Executive Officers as a Group (25 persons)(11)	1,103,340	1,611,117	713,479	4.8%

*  Represents holdings of less than 1% of the outstanding shares of TSFG common stock.

(1)	This is based on information reported to TSFG by its Directors, nominees and Executive Officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. It also includes shares allocated to individual accounts under the TSFG’s 401(k) Plan, ESOP and Deferred Compensation Plan, voting of which is directed by the respective named persons and group members who participate in those plans.
(2)	Except as indicated below, if a beneficial owner is shown as having sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power and shared investment power.
(3)	This includes common stock options that are exercisable on March 1, 2005 or that become exercisable within 60 days thereafter.
(4)	The percentages of total beneficial ownership have been calculated based upon 71,683,258 (the shares of TSFG common stock outstanding as of March 1, 2005). In addition, under Rule 13d-3 of the Exchange Act, the percentages have been computed on the assumption that shares of TSFG common stock that can be acquired within 60 days of March 1, 2005, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.
(5)	Mr. Cheney owns 6,382 shares of restricted stock for which he has sole voting power but no power of disposition.
(6)	Mr. DuBose owns 6,382 shares of restricted stock for which he has sole voting power but no power of disposition.
(7)	Mr. Hummers owns 8,164 shares of restricted stock for which he has sole voting power but no power of disposition.
(8)	Mr. Terry owns 6,576 shares of restricted stock for which he has sole voting power but no power of disposition.
(9)	Canal Insurance Company, of which William R. Timmons, Jr. and William R. Timmons III are principals, holds 317,297 shares.
(10)	Mr. Whittle owns 21,693 shares of restricted stock for which he has sole voting power but no power of disposition.
(11)	Executive officers hold 74,372 shares of restricted stock for which the officers have voting power but no power of disposition.

5% BENEFICIAL OWNERS

        TSFG knows of no person or group that owns beneficially more than 5% of the outstanding voting power as of March 1, 2005, except based on a Schedule 13G filed by Wachovia Corporation on February 14, 2005, Wachovia Corporation beneficially owned an aggregate of 3,640,149 shares as set forth in the following table.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

	Common Stock Beneficially Owned

NAME OF BENEFICIAL OWNER	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power	Percent of Common Stock*

Wachovia Corporation	593,852	3,025,850	3,605,482	13,384	5.03%

*   The Percent of Common Stock has been calculated based on the same assumptions as set forth in the immediately preceding table.

TOTAL SHAREHOLDER RETURN

        The following graph sets forth the performance of TSFG’s common stock for the five year period ended December 31, 2004 as compared to the S&P SmallCap 600 Index, the S&P 500 Index and the SNL Southeast Bank Index. The graph assumes $100 originally invested on December 31, 1999 and that all subsequent dividends were reinvested in additional shares. Historically, TSFG has utilized the S&P SmallCap 600 Index as its broad market index; however, going forward, it intends to utilize the S&P 500 Index as its broad market index.

Graph Omitted - See Tabular Information Below

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

The South Financial Group	100.00	74.78	103.08	122.89	169.08	202.40

S&P SmallCap 600	100.00	111.80	119.11	101.68	141.13	173.09

S&P 500	100.00	90.90	80.09	62.39	80.29	89.03

SNL Southeast Bank Index	100.00	100.41	125.09	138.18	173.52	205.78

EXECUTIVE OFFICERS

        TSFG’s executive officers are appointed by the Board of Directors. The following persons serve as executive officers of TSFG.

Name	Age	TSFG Offices Currently Held	TSFG Officer Since

Mack I. Whittle, Jr	56	President & Chief Executive Officer	1986
Andrew B. Cheney	55	President - Mercantile Bank	2000
William P. Crawford, Jr	42	Executive Vice President - General Counsel & Secretary	2002
J. W. Davis	58	President - Carolina First Bank/North Carolina	2003
John C. DuBose	53	Executive Vice President - Technology and Wealth Management	1998
William S. Hummers III	59	Executive Vice President & CFO	1988
Mary A. Jeffrey	54	Executive Vice President - Human Resources	2002
J. Stanley Ross	53	Executive Vice President - Finance	2001
Timothy K. Schools	35	Executive Vice President - Corporate Development	2004
Kendall L. Spencer	52	Executive Vice President - Retail Banking	2000
Michael W. Sperry	58	Executive Vice President - Credit Administration	1998
James W. Terry, Jr	57	President - Carolina First Bank	1991

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors, which is composed solely of non-employee Directors, works with TSFG management in establishing the underlying philosophy and principles of TSFG’s compensation system. These principles and philosophy are then reviewed and approved by the full Board of Directors. The Compensation Committee has retained the services of a nationally recognized executive compensation consultant to assist the Committee in developing compensation programs in keeping with TSFG’s compensation philosophy.

        This Report discusses the philosophy, principles, and policies underlying TSFG’s compensation programs that were in effect during 2004 and which will be applicable in 2005.

Our Guiding Principles

        The Compensation Committee is committed to administering a compensation program that espouses TSFG’s values, drives corporate results, and supports the long-term and short-term goals of TSFG. Our compensation philosophy is grounded by three principles:

•	tying pay to performance,
•	aligning executive and shareholder interests, and
•	challenging executives through “stretch” goals.

        This program is intended to result in competitive compensation packages, which we believe will attract and retain the talent needed to generate outstanding TSFG performance.

        Tying Pay to Performance

        We believe that strong performance deserves higher pay than average performance. Fixed compensation is in the form of base salaries, which are targeted at the median of financial institutions of a comparable size. Variable compensation has historically been paid to executive officers through TSFG’s existing Short-Term and Long-Term Incentive Plans. Both plans provide for compensation that can be earned only by meeting or exceeding pre-determined performance goals. At target performance approximately 60% of a typical executive’s total compensation is in the form of variable compensation.

        Aligning Executive and Shareholder Interests

        The Compensation Committee believes that one of the best ways to align executive and shareholder interest is through stock ownership. The Compensation Committee adopted the 2004 — 2006 Long-Term Incentive Plan (the “2004 LTIP”) that provides that the proceeds from the plan will be paid in restricted stock. In addition, except in cases of hardship, executive officers are expected to retain the shares earned under this plan while they remain employed by TSFG. By holding an ownership stake in TSFG, executives are placed in the same position as shareholders.

        Challenging Executives through “Stretch Goals”

        The Compensation Committee believes that by setting high performance standards for executives, a high performance culture will be encouraged, which will lead to sustained TSFG achievement. To challenge executives, the incentive compensation programs emphasize “stretch goals.” The plans focus on reaching and exceeding established performance goals, which are developed to reflect what the Committee considers superior performance for TSFG. To assist in determining these goals, the Committee considered along with other information the historical and projected performance of TSFG’s peer group.

Short-Term Incentive Plan

        The Short-Term Incentive Plan is designed to reward executive officers for performance contributions that impacted the overall success of TSFG or its operating units during the fiscal year. The Short-Term Incentive Plan was intended to motivate those employees and direct their efforts toward achievement of key annual performance objectives. TSFG has focused on the following areas of performance:

•	earnings per share,
•	return on assets,
•	return on equity, and
•	certain strategic objectives.

        The relative weighting of these measures was customized on an individual basis to reflect specific roles, responsibilities, and objectives. The threshold level of performance was 85% of a particular performance goal. At this level, executive officers received only 35% of the targeted incentive for that goal. Any performance less than the threshold level would result in no cash incentive for that particular goal. If TSFG achieved 125% or more of a performance goal, the cash incentive would be 150% of the targeted incentive.

        In addition, a corporate profitability modifier allowed Short-Term Incentive Plan awards to be adjusted based on overall corporate financial performance. The modifier could reduce incentive plan awards if overall performance fell below expectations or increase awards if overall corporate performance exceeded expectations.

        Prior to the beginning of 2004 and as part of its planning process, the Compensation Committee established superior standards of performance consistent with the “stretch goal” philosophy of the Committee. A target incentive was created for each eligible executive which ranged from 35% to 80% of base salary depending on the executive. The incentives become payable only if the performance goals were achieved, and actual incentive payments could exceed the target levels if merited by corporate or individual performance. The Board of Directors subsequently ratified and approved each of the performance measures and target levels. TSFG communicated the threshold, target, and superior award opportunities to each eligible executive officer. The Compensation Committee and the Board of Directors reserved the authority to subjectively adjust award payouts (positively or negatively) under the Short-Term Incentive Plan if financial considerations or operating circumstances warranted such action.

        At the conclusion of 2004 under the Short-Term Incentive Plan, corporate and individual performance was assessed and payouts were made accordingly.

Long-Term Incentive Plans

        2004 was the first year that TSFG operated under the 2004 LTIP. The application of this Plan is described below. The Compensation Committee is proud of the fact that the 2004 LTIP continues a TSFG tradition where 100% of any long-term compensation earned by a participant requires achievement of pre-determined levels of financial performance (as well as continued employment). In other words, only after compensation is earned based on financial performance, is continued employment a factor in vesting. While the Committee has considered the merits of continuous employment being the sole criteria, the Committee believes that the best interest of TSFG’s shareholders are best served by having 100% of the long-term incentive compensation based on achievement of pre-determined goals.

2004 Long-Term Incentive Plan

        The primary objective of the 2004 LTIP is the same as the predecessor 2001 plan — to link a significant portion of executive compensation to TSFG performance achievements annually and over a multi-year period. The 2004 LTIP focuses on strategic financial success factors, which align the interest of TSFG’s executives and shareholders. The 2004 Plan provides participants with a grant of performance-based restricted stock at the start of the three year performance period. The performance conditions can then be satisfied by exceeding pre-determined annual and three-year performance goals set by the Compensation Committee. No shares of restricted stock can be earned by participants under this plan unless financial performance exceeds performance thresholds set by the

Compensation Committee and approved by the Board. Once earned, shares of restricted stock require continued employment to vest.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code provides that, in general, a public company may not deduct compensation paid to its CEO or one of the other top five executive officers to the extent the compensation exceeds $1 million per year. TSFG’s policy is to develop compensation plans that comply with Section 162(m). However, the Compensation Committee may award compensation which may not qualify for exemption from the deduction limit under Section 162(m) when the Compensation Committee, in its discretion, determines such awards are necessary for competitive business purposes, such as retaining and attracting employees.

CEO Compensation

    Mr. Whittle’s 2004 compensation consisted of base salary, cash incentives, restricted stock, and certain perquisites (which did not exceed the lesser of $50,000 or 10% of base salary and bonus). For 2004, Mr. Whittle’s base salary was $750,000. The Committee established Mr. Whittle’s base salary by analyzing compensation levels of other chief executive officers of comparable size banks based on targeted financial services compensation surveys. In addition to base salary, Mr. Whittle received an automobile allowance of $44,640. Mr. Whittle’s cash incentive was determined in accordance with the Short-Term Incentive Plan and was targeted at 80% of base salary if all performance measures were achieved. While a broad range of performance measures were examined, the Compensation Committee used its discretion under the plan to pay Mr. Whittle $810,000 for 2004. While overall performance in 2004 was excellent, the Committee singled out the following accomplishments in determining Mr. Whittle’s incentive award:

•	growth in operating EPS;
•	double-digit loan and deposit growth in 2004;
•	superior stock price and total market return performance; and
•	the successful acquisition of CNB Florida Bancshares, Inc. and Florida Banks, Inc.

        Based on the payout formulas established for the 2004 LTIP, Mr. Whittle received 12,540 performance shares. The performance shares will continue to vest based on continued employment over the next four years.

        At the end of 2004, the Compensation Committee reviewed Mr. Whittle’s base salary and target annual cash compensation by analyzing compensation levels of other chief executive officers of comparable size banks. Based on this review, Mr. Whittle’s salary for 2005 will be $795,000 and target incentive will be 80% of base salary.

        At the beginning of 2004, the Compensation Committee determined grants under the new 2004 LTIP. Under this plan, Mr. Whittle received a grant of performance-based restricted stock for the 2004 to 2006 performance period. While other equity awards may be considered for Mr. Whittle, no further performance-based grants are anticipated during the remainder of the performance period. To earn the performance-based restricted shares requires achieving both annual and three-year financial targets and continued employment for up to four years after the performance conditions have been satisfied. Based on the performance actually achieved, Mr. Whittle can receive between 0 and 150,000 shares under this program. At target performance, Mr. Whittle will receive 120,000 shares.

Compensation Committee:	John C. B. Smith, Jr., Chairman	William P. Brant
	Samuel H. Vickers	Edward J. Sebastian

SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning compensation paid by TSFG during the fiscal years ended December 31, 2004, 2003 and 2002 to TSFG’s CEO and to each of the four most highly compensated executive officers other than the CEO who were executive officers at December 31, 2004 (collectively, the “Named Executive Officers”) for services rendered in all capacities to TSFG and its subsidiaries. For purposes of the table, all bonus and incentive plan award amounts included for a particular year were actually paid or issued in the first quarter of the following year. For example, bonus payments paid in January/February 2005 are listed as 2004 compensation, because they were earned as of December 31, 2004.

					Long-Term Compensation

	Annual Compensation				Awards			Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation	Restricted Stock Awards ($)(1)		Securities Underlying Options/ SARs(#)	LTIP Payouts ($)	All Other Compensation ($)

Mack I. Whittle, Jr	2004	794,640	810,000	(1)	382,972	(2)	--	--	1,196,753
President and CEO	2003	663,640	775,000	(1)	549,999		5,204	--	685,073
	2002	569,640	600,500	(1)	103,159		16,402	--	116,934

Andrew B. Cheney	2004	280,140	162,500	(1)	87,772	(2)	--	--	213,806
President, Mercantile Bank	2003	267,640	183,750	(1)	192,500		1,821	--	57,643
	2002	242,640	187,500	(1)	41,662		6,624	--	27,243

John C. DuBose	2004	294,300	202,500	(1)	87,772	(2)	--	--	302,176
Executive Vice President	2003	281,800	183,750	(1)	192,500		1,821	--	94,582
	2002	256,800	200,000	(1)	41,662		6,624	--	45,688

William S. Hummers III	2004	336,280	225,000	(1)	127,657	(2)	--	--	523,633
Executive Vice President	2003	306,380	232,500	(1)	227,333		2,151	--	389,427
	2002	276,280	210,000	(1)	46,674		7,419	--	70,974

James W. Terry, Jr	2004	303,740	180,000	(1)	87,772	(2)	--	--	384,040
President, Carolina First	2003	278,740	206,250	(1)	201,666		1,908	--	247,501
Bank	2002	253,740	187,500	(1)	41,662		6,624	--	41,256

(1)

Certain amounts may have been expended by TSFG that may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer. Of these amounts, a combined $63,194 was expended for all proxy officers for tax and advisory services.

(2)

Restricted stock granted with respect to 2004 and 2003 performance vest 20% immediately and 20% over the four anniversaries following the date of grant. Restricted stock granted in 2002 vested one third immediately and one third over each of the subsequent two anniversaries.

(3)

This is comprised of (1) $12,300 contributed to its 401(k) plan on behalf of Mr. Whittle as matching contributions, all of which was vested, (2) $3,462 contributed to TSFG’s Employee Stock Ownership Plan (the “ESOP”), (3) (3) $132,831in premiums paid on behalf of Mr. Whittle with respect to insurance not generally available to all TSFG employees and $103,494 in taxes paid with respect to certain benefit obligations, (4) $40,106 paid in connection with the Deferred Compensation Plan, and (5) $904,560 in connection with TSFG Supplemental Executive Retirement Plan (the “SERP”). At December 31, 2004, Mr. Whittle had 17,154 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2004, had an aggregate value of $558,020. Mr. Whittle was granted 4,816, 19,434 and 12,540 shares of restricted stock in 2002, 2003, and 2004, respectively.

(4)

This is comprised of (1) $12,300 contributed to its 401(k) plan on behalf of Mr. Cheney as matching contributions, 60% of which was vested, (2) $3,462 contributed to the ESOP, (3) $9,274 in premiums paid on behalf of Mr. Cheney with respect to insurance not generally available to all TSFG employees and $5,275 in taxes paid with respect to certain benefit obligations, (4) $15,000 paid in connection with the Deferred Compensation Plan, and (5) $168,495 paid in connection with the SERP. At December 31, 2004, Mr. Cheney had 6,092 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2004, had an aggregate value of $198,173. Mr. Cheney was granted 1,945, 6,802 and 2,874 restricted shares in 2002, 2003, and 2004, respectively.

(5)

This is comprised of (1) $12,300 contributed to its 401(k) plan on behalf of Mr. DuBose as matching contributions, 80% of which was vested, (2) $3,462 contributed to the ESOP, (3) $19,714 in premiums paid on behalf of Mr. DuBose with respect to insurance not generally available to all TSFG employees and $13,223 in taxes paid with respect to certain benefit obligations, (4) $35,000 paid in connection with the Deferred Compensation Plan, and (5) $218,477 paid in connection with the SERP. At December 31, 2004, Mr. DuBose had 6,092 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2004, had an aggregate value of $198,173. Mr. DuBose was granted 1,945, 6,802 and 2,874 restricted shares in 2002, 2003 and 2004, respectively.

(6)

This is comprised of (1) $12,300 contributed to its 401(k) plan on behalf of Mr. Hummers as matching contributions, all of which was vested, (2) $3,462 contributed to the ESOP, (3) $19,472 in premiums paid on behalf of Mr. Hummers with respect to insurance not generally available to all TSFG employees and $7,388 in taxes paid with respect to certain benefit obligations, (4) 35,300 paid in connection with the Deferred Compensation Plan, and (5) $445,711 paid in connection with the SERP. At December 31, 2004, Mr. Hummers had 7,154 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2004, had an aggregate value of $232,720. Mr. Hummers was granted 2,179, 8,033 and 4,180 restricted shares in 2002, 2003 and 2004, respectively.

(7)

This is comprised of (1) $12,300 contributed to its 401(k) plan on behalf of Mr. Terry as matching contributions, all of which was vested, (2) $3,462 contributed to the ESOP, (3) $10,222 in premiums paid on behalf of Mr. Terry with respect to insurance not generally available to all TSFG employees and $8,975 in taxes paid with respect to certain benefit obligations, (4) $33,318 paid under the Deferred Compensation Plan, and (5) $315,763 paid in connection with the SERP. At December 31, 2004, Mr. Terry had 6,350 shares of restricted stock which remained subject to forfeiture, which based on TSFG’s closing stock price on December 31, 2004, had an aggregate value of $206,566. Mr. Terry was granted 1,948, 7,126 and 2,874 restricted shares in 2002, 2003, and 2004, respectively.

STOCK OPTIONS GRANTS

        No stock options were granted to any TSFG executive officers for service during 2004. The Company’s Proxy Statement sent in connection with its 2004 Annual Meeting reflects stock options awarded in January 2004 for employment services in 2003.

STOCK OPTION EXERCISES

        The following table sets forth information with respect to options to purchase shares of TSFG common stock held by the Named Executive Officers and the number of shares covered by both exercisable and unexercisable stock options in 2004. Also reported are the values for the “in-the-money” options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the TSFG common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 2004 Fiscal Year-End(#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at 2004 Fiscal Year-End($)(1) Exercisable/Unexercisable

Mack I. Whittle, Jr	--	--	192,570	78,748	$2,159,633	$920,541

Andrew B. Cheney	--	--	27,940	14,509	461,354	184,139

John C. DuBose	--	--	48,899	10,831	508,863	120,715

William S. Hummers III	--	--	98,579	29,272	982,469	340,722

James W. Terry, Jr	--	--	71,687	11,065	690,529	123,219

(1)

The indicated value is based on exercise prices ranging from $13.16 to $31.26 per share and a per share value of $32.53, which was the closing market price of a share of TSFG’s common stock on December 31, 2004 as reported by the Nasdaq National Market.

LONG-TERM INCENTIVE PLANS — AWARDS IN 2004

        The following table sets forth information with respect to awards under TSFG’s 2004 Long-Term Incentive Plan. These awards were paid in January 2005 with respect to performance in 2004. The shares of restricted stock vest 20% immediately and 20% over the next four anniversaries of the date of grant.

	Number of Shares, Units and Other Rights

Name	Stock Options	Restricted Stock

Mack I. Whittle, Jr	--	12,540

Andrew B. Cheney	--	2,874

John C. DuBose	--	2,874

William S. Hummers III	--	4,180

James W. Terry, Jr	--	2,874

EQUITY COMPENSATION PLAN DATA

        The following table sets forth information regarding TSFG’s equity compensation plans at January 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of numbers)

Equity compensation plans	4,642,952	(2)	$ 20.21	2,916,027
approved by security holders(1)

Equity compensation plans not approved by security holders(3)	--		--	--

Total	4,642,952		$ 20.21	2,916,027

(1)

These plans (as defined in the applicable SEC rules) are as follows: The TSFG Stock Option Plan, the TSFG Restricted Stock Agreement Plan, the Director Stock Option Plan, the Amended and Restated Fortune 50 Plan, the 2001 Long-Term Incentive Plan, the 2004 Long-Term Incentive Plan, and option plans assumed by TSFG as a result of acquisitions of other companies.

(2)	Of this amount, 822,380 options have been issued pursuant to non-TSFG Plans.
(3)

TSFG has adopted no “equity compensation plans” as defined in the applicable SEC rules, which have not been approved by its shareholders. TSFG believes that all equity compensation plans to which it succeeded in connection with mergers and acquisitions were approved by such acquired entities’ shareholders.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

        TSFG has entered into Noncompetition, Severance and Employment agreements with certain executive officers of TSFG, including Andrew B. Cheney, John C. DuBose, William S. Hummers III, James W. Terry, Jr. and Mack I. Whittle, Jr. The agreements are summarized below. However, this summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from TSFG or from TSFG’s public filings with the Securities and Exchange Commission. Defined terms in the various agreements are substantially similar but vary in certain respects from agreement to agreement. An “Involuntary Termination” generally occurs when the executive terminates his employment due to (1) a change in his responsibilities, position or authority, (2) a change in the terms or status of the agreement, (3) a reduction in his compensation or benefits, (4) his forced relocation outside his area, or (v) a significant increase in his travel requirements. A “Voluntary Termination” occurs when the executive terminates his employment following a “change in control” not the result of items constituting an Involuntary Termination. Non-capitalized terms that are in quotes and used in the descriptions below are as defined in the respective agreements. “Legitimate TSFG Reasons” generally means (1) “cause,” (2) if the executive becomes “disabled,” or (3) upon the executive’s death. “Legitimate Executive Reasons” generally means (1) TSFG’s uncured breach of the agreement, (2) a Voluntary Termination, or (3) an Involuntary Termination.

        Andrew B. Cheney. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. Cheney an additional incentive cash bonus pursuant to TSFG’s incentive compensation plans and certain other typical executive benefits. Mr. Cheney’s agreement has a rolling term of three years. Either party may give written notice to the other, at which point the term is fixed at three years from the date of notice, terminating on the expiration of such term. Mr. Cheney may terminate the agreement for Legitimate Executive Reasons. If Mr. Cheney terminates his employment other than for Legitimate Executive Reasons, TSFG’s obligations under the agreement cease as of the date of such termination. If Mr. Cheney terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons and there has been a change in control, he is entitled to receive a lump sum amount equal to three times his annual total compensation. If Mr. Cheney terminates his employment pursuant to clause (i) of the Legitimate Executive Reasons in the absence of a change in control, he is entitled to receive a lump sum amount equal to one times his annual total compensation. If Mr. Cheney terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to one times his annual compensation and will also be entitled to receive his base salary and other benefits due to him through his termination date. TSFG may terminate the agreement at any time for Legitimate TSFG Reasons or without cause. If TSFG terminates Mr. Cheney’s employment for Legitimate TSFG Reasons, TSFG’s obligations under the agreement cease as of the date of termination. However, if Mr. Cheney is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If TSFG terminates Mr. Cheney without cause, and there has been a change in control, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. If TSFG terminates Mr. Cheney without cause in the absence of a change in control, he will be entitled to receive as severance a lump sum payment equal to the compensation and benefits that would be provided to him for the remaining term of the contract. In the event of termination by Mr. Cheney for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG’s benefit plans. In the event that Mr. Cheney’s employment is terminated by him as a result of clauses (i) or (iii) of the Legitimate Executive Reasons or by TSFG without cause or by TSFG as a result of clause (i) of the Legitimate TSFG Reasons, then he may not, for a period of three years following such termination of employment, compete against TSFG as provided in the agreement. If Mr. Cheney’s employment is terminated for any reason following a change in control, there will be no limitation on any activity of Mr. Cheney. If the covenant not to compete is triggered, Mr. Cheney will receive, in addition to any other payments, a total of three times his annual cash compensation. All amounts paid to Mr. Cheney will be grossed up by the taxes payable by him in respect of such amounts.

        John C. DuBose. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. DuBose an additional incentive cash bonus pursuant to TSFG’s incentive compensation plans and certain other typical executive benefits. Mr. DuBose’s agreement has a rolling term of five years and extends automatically until he turns 60, at which point the term is converted into a five year fixed term which terminates upon its expiration. Either party may give written notice to the other, at which point the term is fixed at five years from the date of notice, terminating on the expiration of such term. Mr. DuBose may terminate the agreement for Legitimate Executive Reasons. If Mr. DuBose terminates his employment other than for Legitimate Executive Reasons, TSFG’s obligations under the agreement cease as of the date of such termination. If Mr. DuBose terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his annual total compensation and will also be entitled to receive his base salary, bonus, and other benefits and allowances due to him through his termination date. If Mr. DuBose terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change of control, he is entitled to receive a lump sum amount equal to one times his annual compensation and will also be entitled to receive his base salary and other benefits due to him through his termination date. TSFG may terminate the agreement at any time for Legitimate TSFG Reasons or without cause. If TSFG terminates Mr. DuBose’s employment for cause, TSFG’s obligations under the agreement cease as of the date of termination. However, if Mr. DuBose is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, except that all his rights pursuant to share grants or options granted by TSFG do not become vested or released from all conditions and restrictions and Mr. DuBose is not deemed to be retired or credited with TSFG service for the remaining term of the agreement for the purposes of TSFG’s benefit plans. If TSFG terminates Mr. DuBose pursuant to clauses (ii) or (iii) of the Legitimate Business Reasons, TSFG’s obligations under the agreement generally cease as of the date of termination. If TSFG terminates Mr. DuBose without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. DuBose for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG’s benefit plans. In the event that Mr. DuBose’s employment is terminated by him as a result of clauses (i) or (iii) of the Legitimate Executive Reasons or by TSFG without cause, then he may not, for a period of five years following such termination of employment compete against TSFG as provided in the agreement. If the covenant not to compete is triggered, Mr. DuBose will receive, in addition to any other payments, a total of five times his annual cash compensation. TSFG will also continue to provide certain other benefits for five years following the commencement of the non-compete period. The amount paid to Mr. DuBose under this covenant not to compete will be grossed up for taxes payable by him. If Mr. DuBose terminates his employment for other than a Legitimate Executive Reason or as a result of clause (ii) of the Legitimate Executive Reasons, he may not, for a period of one year following such termination of employment, compete against or interfere with TSFG as provided in the agreement and receives no additional compensation as detailed above. Notwithstanding the foregoing, if Mr. DuBose voluntarily or involuntarily terminates the agreement after a change in control, he shall not enter into any employment or consulting relationship for general banking activities with a competitor during the Noncompete Period, but may enter into a consulting relationship limited to information and technology services with a competitor outside the State of South Carolina.

        William S. Hummers III. Under his agreement, TSFG is obligated to pay Mr. Hummers an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG’s incentive compensation plans, and certain other typical executive benefits. Mr. Hummers’ agreement has a rolling term of five years and extends automatically until he turns 60, at which point the term is converted into a 5 year fixed term, which terminates upon its expiration. Either party may give written notice to the other, at which point the term is fixed at five years from the date of notice, terminating on the expiration of such term. Mr. Hummers may terminate the agreement for Legitimate Executive Reasons. If Mr. Hummers terminates his employment other than for Legitimate Executive Reasons, TSFG’s obligations under the agreement cease as of the date of such termination. If Mr. Hummers terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his annual total compensation, and he will also be entitled to receive his base salary and other benefits and allowances due him through his termination date. If Mr. Hummers terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year’s total compensation, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Hummers’ employment for cause, TSFG’s obligations under the agreement cease as of the date of termination. However, if Mr. Hummers is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, except that all his rights pursuant to share grants or options granted by TSFG do not become vested or released from all conditions and restrictions, and Mr. Hummers is not deemed to be retired or credited with TSFG service for the remaining term of the agreement for the purposes of TSFG’s benefit plans. If TSFG terminates Mr. Hummers pursuant to clauses (ii) or (iii) of the Legitimate TSFG Reasons, TSFG’s obligations under the agreement generally cease as of the date of termination. If TSFG terminates Mr. Hummers without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. Hummers for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG’s benefit plans. In the event that Mr. Hummers’ employment is terminated voluntarily by him as a result of a Legitimate Executive Reason or by TSFG without cause, then he may not, for a period of five years following such termination of employment compete against TSFG as provided in the agreement. If the covenant not to compete is triggered, Mr. Hummers will receive, in addition to any other payments, a total of five times his annual cash compensation. The amount paid to Mr. Hummers under this covenant not to compete will be grossed up for taxes payable by him. However, if Mr. Hummers terminates his employment for other than a Legitimate Executive Reason or voluntarily under clause (ii) of the Legitimate Executive Reasons, TSFG’s obligations under the agreement cease as of his termination date and he may not, for a period of one year following such termination of employment, compete against or interfere with TSFG as provided in the agreement, and receives no additional compensation as detailed above.

        James W. Terry, Jr. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG’s incentive compensation plans and certain other typical executive benefits. Mr. Terry’s agreement has a rolling term of three years and extends automatically until either party gives written notice to the other, at which point the term is fixed at three years from the date of notice, terminating on the expiration of such term. Mr. Terry may terminate the agreement for Legitimate Executive Reasons. If Mr. Terry terminates his employment other than for Legitimate Executive Reasons, TSFG’s obligations under the agreement cease as of the date of such termination. If Mr. Terry terminates his employment as a result of clause (i) and there has been a change in control, or clause (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If Mr. Terry terminates his employment as a result of clause (i) of the Legitimate Executive Reasons in absence of a change in control, he is entitled to receive a lump sum amount equal to one times his total annual compensation. If Mr. Terry terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year’s compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Terry’s employment as a result of the Legitimate TSFG Reasons, TSFG’s obligations under the agreement cease as of the date of termination, except that if he is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If TSFG terminates Mr. Terry without cause and there has been a change of control, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation and benefits. If TSFG terminates him without cause in the absence of a change of control, he will be entitled to receive as severance his compensation and benefits for the remaining term of the agreement. In the event of termination by Mr. Terry for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, he will become vested in all TSFG share grants or options, and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG’s benefit plans. In the event that Mr. Terry’s employment is terminated by him as a result of clause (i) or by TSFG without cause, then he may not, for a period of three years following such termination of employment, compete against TSFG as described in the agreement. If for any reason Mr. Terry’s employment is terminated following a change in control, there will be no limitation on any activity of Mr. Terry.

        Mack I. Whittle, Jr. Under his agreement, TSFG is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under TSFG’s incentive compensation plans, and certain other typical executive benefits. Mr. Whittle’s agreement has a rolling term of ten years and extends automatically until he turns 55, at which point the term is converted into a fixed term of 10 years, expiring on his 65th birthday. Either party may give written notice to the other, at which point the term is fixed at ten years from the date of notice, terminating on the expiration of such term. Mr. Whittle may terminate the agreement for Legitimate Executive Reasons. If Mr. Whittle terminates his employment other than for Legitimate Executive Reasons, TSFG’s obligations under the agreement cease as of the date of such termination. If Mr. Whittle terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, he is entitled to receive a lump sum amount equal to three times his total annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through the termination date of the agreement. If Mr. Whittle terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons following a change in control, he is entitled to receive an amount generally equal to one year’s compensation, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If TSFG terminates Mr. Whittle for Legitimate TSFG Reasons, TSFG’s obligations under the agreement generally cease as of the date of termination. However, if Mr. Whittle is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination, but he will not become vested in TSFG share grants or options, nor will he be deemed to be retired or credited with TSFG service for the remaining term of the agreement for purposes of TSFG’s benefit plans. If TSFG terminates Mr. Whittle without cause, he will be entitled to receive as severance a lump sum payment equal to three times his total annual compensation. In the event of termination by Mr. Whittle for a Legitimate Executive Reason, or in the event of termination by TSFG without cause, Mr. Whittle will become vested in all TSFG share grants or options, and be deemed to be retired and credited with TSFG service for the remaining term of the agreement for the purposes of TSFG’s benefit plans. In the event that Mr. Whittle’s employment is terminated before a change in control voluntarily by Mr. Whittle as a result of clauses (i) or (iii) of the Legitimate Executive Reasons or by TSFG without cause, then Mr. Whittle may not, for a period of five years following such termination of employment, compete against TSFG as described in the agreement. If the covenant not to compete is triggered, Mr. Whittle will receive, in addition to any other payments, a total of ten times his annual cash compensation. TSFG will also continue to provide certain other benefits for ten years following the commencement of the non-compete period. The amount paid to Mr. Whittle under this covenant not to compete will be grossed up for taxes payable by him. However, if Mr. Whittle terminates his employment for other than a Legitimate Executive Reason or voluntarily under clause (ii) of the Legitimate Executive Reasons, TSFG’s obligations under the agreement cease as of his termination date and he may not, for a period of one year following his date of termination, compete against TSFG as described in the agreement and receives no additional compensation as detailed above.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        TSFG has instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which TSFG agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. TSFG selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by

TSFG in connection with the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank. TSFG has currently entered into SERP contracts with approximately 12 senior level managers, five of whom are Named Executive Officers. The benefits associated with such persons are as follows:

Name	Year of Birth	Retirement Age	Annual Retirement Benefit	Duration of Retirement Benefit

Mack I. Whittle, Jr	1948	65	$1,288,519	15 years

Andrew B. Cheney	1950	65	277,132	15 years

John C. DuBose	1951	65	436,483	15 years

William S. Hummers III	1945	65	395,961	15 years

James W. Terry, Jr	1948	65	406,623	15 years

ITEM NO. 2 - RATIFICATION OF KPMG LLP AS TSFG'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005

        The Board of Directors recommends the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for TSFG and its subsidiaries for fiscal year 2005 and to audit and report to the shareholders upon the financial statements and internal controls of TSFG as of and for the period ending December 31, 2005. KPMG LLP currently serves as TSFG’s independent auditors and was engaged by TSFG pursuant to approval by the Board of Directors, as principal accountants for TSFG starting with the 1995 fiscal year.

        Representatives of KPMG LLP will be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. Neither the firm nor any of its members has any relation with TSFG except in the firm’s capacity as auditors or as advisors. The appointment of auditors is approved annually by the Board of Directors and, commencing with fiscal year 2003, subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.

        Ratification requires the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to this matter. Abstentions and broker non-votes will have no effect upon the vote on this matter.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent auditors.

RELATED PARTY TRANSACTIONS

        TSFG’s Directors and officers and their associates have had, and TSFG expects them to have in the future, banking transactions in the ordinary course of business with TSFG’s banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. The aggregate dollar amount of these loans was approximately $39.5 million at December 31, 2004. During 2004, new loans of approximately $34.0 million were made, and repayments of principal totaled approximately $14.8 million.

MISCELLANEOUS MATTERS RELATING TO THE ANNUAL MEETING

MISCELLANEOUS MATTERS RELATING TO THE ANNUAL MEETING

        Our stock transfer agent and a number of brokers with accountholders who are owners of TSFG common stock will be “householding” our proxy materials. This means that only one copy of this Proxy Statement, the 2004 Annual Report to Shareholders and the Annual Report on Form 10-K may have been sent to you and the other TSFG shareholders who share your address. Householding is designed to reduce the volume of duplicate information that shareholders receive and reduce TSFG’s printing and mailing expenses.

        If your household has received only one copy of these materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call our transfer agent (Registrar and Transfer Company) at 800-368-5948 or e-mail them at info@rtco.com. They will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact Registrar and Transfer Company in the same manner.

EXPENSES OF SOLICITATION

        TSFG will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular TSFG employees. Employees will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and TSFG will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the shares.

PROPOSALS BY SHAREHOLDERS

        A shareholder who wishes to either (1) present a proposal for inclusion in the proxy materials relating to TSFG’s Annual Meeting of Shareholders to be held in 2006 or (2) propose one or more Director nominees for consideration by the Nominating and Corporate Governance Committee, should submit his or her proposals on or before November 18, 2005, to the Corporate Secretary of The South Financial Group, 102 S. Main Street, Greenville, South Carolina 29601. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

        The Bylaws of TSFG require timely advance written notice of shareholder nominations of Director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of Director nominations by shareholders, the Bylaws require that a shareholder’s notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which Directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to TSFG’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. Such written notification to the Board must contained certain information about the shareholder making the proposal (as detailed in TSFG’s Bylaws) and otherwise comply with the procedure set forth in TSFG’s Bylaws. A copy of the Bylaws is available upon request to the Corporate Secretary of TSFG at the address indicated above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires TSFG’s Directors, executive officers and 10% shareholders to file reports of holdings and transactions in TSFG common stock with the Securities and Exchange Commission. Based on a review of Section 16(a) reports received by TSFG and written representations from its Directors and executive officers, TSFG believes that all of its executive officers, Directors and 10% shareholders have made all filings required under Section 16(a) for 2004 in a timely manner, except as follows:

        For each of the Company’s executive officers with the exception of Mr. Schools, a single option grant was filed one day late due to the closing of TSFG’s and an outside service provider because of inclement weather on the date that the filings were scheduled to have been made.

    Mr. Brant filed Form 4s with respect to four transactions involving the purchase of shares of TSFG common stock in filings that were three to ten days late, as well as one transaction involving the purchase of shares which was filed approximately seven months late. Mr. Smith was approximately two weeks late in filing a Form 4 with respect to the sale of shares by his spouse. Eugene E. Stone IV, a former Director, was approximately two weeks late in filing a Form 4 with respect to an option exercise. Mr. Schooler was three days late in filing a Form 4 with respect to a sale of shares. Mr. Hagy was approximately one month late in filing a Form 4 with respect to an option exercise.

FINANCIAL INFORMATION

        TSFG’s 2004 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2004 (without exhibits) are enclosed. Additional copies may be obtained upon request from The South Financial Group, Post Office Box 1029, Greenville, South Carolina 29602, Attention: Investor Relations Department. Copies may also be obtained online at www.thesouthgroup.com.

March 17, 2005	By order of the Board of Directors,

William P. Crawford, Jr. Executive Vice President, General Counsel and Secretary

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF THE SOUTH FINANCIAL GROUP, INC.

PURPOSE

        The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of The South Financial Group, Inc. (the “Company”). The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities, primarily through:

•	overseeing management's conduct of the Company's financial reporting process and systems of internal accounting and financial controls;
•	monitoring the performance of the Company’s internal auditors and ;
•	monitoring the independence and performance of the Company’s outside auditors; and
•	providing an avenue of communication among the outside auditors, management and the Board.

COMPOSITION

     1.        The Committee shall have at least three (3) members at all times, each of whom must be independent of management, as well the Company and each of its affiliates. A member of the Committee shall be considered independent if:
                 (a)        in the sole discretion of the Board, it is determined that he or she has no relationship that may interfere with the exercise of his or her independent judgment; and"
                 (b)        he or she meets the Nasdaq rules regarding independence of audit committee members.

    2.        If any member of the Committee enters into or develops a “business relationship” (as that term is defined in applicable Nasdaq rules), that member shall have an affirmative obligation to promptly disclose such relationship to the Board.

    3.        No member of the Committee shall accept any consulting, advisory or other compensatory fee from the Company other than in connection with serving on the Committee or as a member of the Board.

    4.        All members of the Committee shall have a practical knowledge of finance and accounting and be able to read and understand fundamental financial statements or be able to do so within a reasonable period of time after appointment to the Committee.

    5.        At least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. At least one member of the Committee shall be a “financial expert,” as defined by the regulations by the Securities and Exchange Commission (the “SEC”) adopted in accordance with the Sarbanes-Oxley Act of 2002.

    6.        Each member of the Committee shall be appointed by the Board and shall serve until the earlier to occur of the date on which he or she shall be replaced by the Board, resigns from the Committee, or resigns from the Board.

MEETINGS

    1.        The Committee shall meet as frequently as circumstances dictate, but no less than four times annually. The Board shall name a chairperson of the Committee, who shall prepare and/or approve an agenda in advance of each meeting. A majority of the members of the Committee shall constitute a quorum. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

    2.        The Committee shall, through its chairperson, report regularly to the Board following the meetings of the Committee, addressing such matters as the quality of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the outside auditors, the performance of the internal audit function or other matters related to the Committee’s functions and responsibilities.

RESPONSIBILITIES AND DUTIES

        The Committee’s principal responsibility is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the outside auditors are responsible for auditing and/or reviewing those financial statements.

        While the Committee has the powers and responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements present fairly the financial position, the results of operations and the cash flows of the Company, in compliance with generally accepted accounting principles. This is the responsibility of management and the outside auditors. In carrying out these oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditors’ work.

        The Committee’s specific responsibilities are as follows:

      General

    1.        The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall have unrestricted access to members of management and other employees of the Company, as well as all information relevant to the carrying out of its responsibilities.

    2.        The Committee shall, with the assistance of management, the outside auditors and legal counsel, as the Committee deems appropriate, review and evaluate, at least annually, the Committee’s:
                 (a)        charter;
                 (b)        powers and responsibilities; and
                 (c)        performance.

The Committee shall report and make recommendations to the Board with respect to the foregoing, as appropriate.

    3.        The Committee shall ensure inclusion of its then-current charter in the proxy statement for the Company’s annual meetings of shareholders, at least once every three years in accordance with regulations of the SEC.

    4.        The Committee shall prepare annual Committee reports for inclusion in the proxy statements for the Company’s annual meetings, as required by rules promulgated by the SEC.

    5.        The Committee shall, in addition to the performance of the duties described in this charter, undertake such additional duties as from time to time may be:
                 (a)        delegated to it by the Board;
                 (b)        required by law or under Nasdaq rules; or
                 (c)        deemed desirable, in the Committee’s discretion, in connection with its functions described in this charter.

    6.        The Committee shall be empowered to retain, at the Company’s expense, independent counsel, accountants or others for such purposes as the Committee, in its sole discretion, determines to be appropriate to carry out its responsibilities.

    7.        In light of the responsibilities of the Capital Management and Risk Committee of the Board of Directors (the “Risk Committee”) with respect to certain risk and compliance matters, the Audit Committee shall each provide the Risk Committee with information and reports regarding its activities, as necessary and appropriate and obtain the same from the Risk Committee.

      Internal Controls and Risk Assessment

    1.        The Committee shall review at least annually with management and the outside auditors (and more often if deemed appropriate by the Committee):
                 (a)        the internal audit budget, staffing, performance, and audit plan; and
                 (b)        the Company’s risk management area, including receiving a report from the Company’s head of risk management addressing each of the Company’s identified risk areas and describing the processes in place to monitor and control those risks. The Committee shall have the express authority and responsibility to independently assess the internal audit budget, staffing, performance, and audit plan.

    2.        The Committee shall review at least quarterly with management and the outside auditors (and more often if deemed appropriate by the Committee):
                  (a)        material findings of internal audit reviews and management’s response, including any significant changes required in the internal auditor’s audit plan or scope and any material difficulties or disputes with management encountered during the course of the audit;
                 (b)        the operations and effectiveness of or weaknesses in the Company’s loan review process and corporate compliance function; and
                 (c)        the effectiveness of or weaknesses in the Company’s internal controls, including computerized information system controls and security, the overall control environment and accounting and financial controls.

    3.        The Committee shall obtain from the outside auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient.

    4.        The Committee shall review the appointment, performance and replacement of the senior internal auditing executive, and the activities, organizational structure and qualifications of the persons responsible for the internal audit function.

    5.        The Committee shall, in accordance with SEC regulations to be adopted under the Sarbanes-Oxley Act, establish procedures for:
                 (a)        the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and
                 (b)        the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

    6.        The Committee shall review major financial risk exposures and the guidelines and policies which management has put in place to govern the process of monitoring, controlling and reporting such exposures.

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      Outside Auditors; Their Performance and Independence

    1.        The outside auditors are ultimately accountable to the Board and the Committee, as the representatives of the shareholders of the Company. The Committee shall evaluate and recommend to the Board the selection and, where appropriate, the replacement of the outside auditors. The Committee shall recommend to the Board the outside auditors to be proposed for shareholder approval in any proxy statement.

    2.        The Committee shall:
                 (a)        confer with the outside auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;
                 (b)        review the scope, plan and procedures to be used on the annual audit, as recommended by the outside auditors;
                 (c)        review the results of the annual audits and interim financial reviews performed by the outside auditors, including:
                         (1)        the outside auditors’ audit of the Company’s annual financial statements, accompanying footnotes and its report thereon;
                         (2)        any significant changes required in the outside auditors’ audit plans or scope;
                         (3)        any material differences or disputes with management encountered during the course of the audit (the Committee to be responsible for overseeing the resolution of such differences and disputes);
                         (4)        any material management letter comments and management’s responses to recommendations made by the outside auditors in connection with the audit;
                         (5)        matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), relating to the conduct of the audit;
                 (d)        authorize the outside auditors to perform such supplemental reviews or audits as the Committee may deem desirable;
                 (e)        obtain from the outside auditors assurance that they have complied with Section 10A, as amended, of the Securities Exchange Act of 1934.

    3.        The Committee shall inquire into any accounting adjustments that were noted or proposed by the outside auditors but were “passed” as immaterial or otherwise.

    4.        The Committee shall inquire as to any matters that were referred to the outside auditors’ national office relating to accounting policies and/or financial statement disclosure within the Company’s financial statements and, to the extent deemed appropriate, request an opportunity to address such issues directly with a representative of such national office.

    5.        The Committee shall, at least annually, obtain and review a report by the independent auditors’ describing:
                  (a)        the outside auditors’ internal quality control procedures;
                  (b)        any material issues raised by the most recent internal quality-control review or peer review of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.

    6.        Pre-approval by the Committee shall be required with respect to the fees for all audit and other services performed by the outside auditors as negotiated by management. To the extent permitted by applicable laws and regulations, such pre-approval may be delegated to a sub-committee of the Committee, to be dealt with in accordance with such conditions as the Committee may from time to time establish.

    7.        The Committee’s approval of any non-audit services to be rendered by the outside auditors must be obtained in advance of engaging the outside auditors to render such services. To the extent permitted by applicable laws and regulations, such pre-approval may be delegated to a sub-committee of the Committee, to be dealt with in accordance with such conditions as the Committee may from time to time establish. The Committee shall not approve the engagement of the outside auditors to render non-audit services prohibited by law or rules and regulations promulgated by the SEC. The Committee shall consider whether the provision of non-audit services is compatible with maintaining the outside auditors’ independence, including, but not limited to, the nature and scope of the specific non-audit services to be performed and whether the audit process would require the outside auditors to review any advice rendered by the outside auditors in connection with the provision of non-audit services.

    8.        The Committee shall receive from the outside auditors on a periodic basis a formal written statement delineating all relationships between the outside auditors and the Company, consistent with the Independence Standards Board, Standard No. 1, regarding relationships and services, which may impact the objectivity and independence of the outside auditors, and other applicable standards. The statement shall include a description of all services provided by the outside auditors and the related fees. The Committee shall actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors and shall evaluate, after gathering information from management, and other Board members, the performance of the outside auditors and recommend that the Board take action to satisfy itself of the independence of the outside auditors.

    9.        The Committee shall establish written hiring policies for current and former employees of the outside auditors.

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    10.        The Committee shall consider whether it is appropriate to adopt a policy of insisting upon the rotation of the outside auditors’ lead audit partner or rotating the outside auditors on a periodic basis. Based upon its evaluation, the Committee shall take, or recommend that the Board take, appropriate action to monitor the independent status of the outside auditors.

      Financial Reporting

    1.        The Committee shall review and discuss with the outside auditors and management the Company’s audited annual financial statements that are to be included in the Company’s annual report on Form 10-K and the outside auditors’ opinion with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application of such accounting principles; and determine whether to recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K for filing with the SEC.

    2.        The Committee shall review and discuss with the outside auditors and management, and require the outside auditors to review, the Company’s interim financial statements to be included in the Company’s quarterly reports on Form 10-Q prior to filing such reports with the SEC.

    3.        The Committee shall review and discuss:
                 (a)        the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves and the Company’s accounting principles;
                 (b)        all critical accounting policies identified to the Committee by the outside auditors;
                 (c)        major changes to the Company’s accounting principles and practices, including those required by professional or regulatory pronouncements and actions, as brought to its attention by management and/or the outside auditors; and
                 (d)        material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company’s financial statements, as brought to its attention by management and/or the outside auditors.

    4.        The Committee shall review and discuss the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in any annual or quarterly report, or other report or filing filed with the SEC.

    5.        The Committee shall discuss generally with management earnings press releases of the Company, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies.

    6.        The Committee shall review and discuss with outside auditors any transaction involving the Company and any related party and any transaction involving the Company and any other party in which the parties’ relationship could enable the negotiation of terms on other than an independent, arm’s length basis.

    7.        The Committee shall discuss with the outside auditors any item not reported as a contingent liability or loss in the Company’s financial statements as a result of a determination that such item does not satisfy a materiality threshold. The Committee shall review with the outside auditors the quantitative and qualitative analysis applied in connection with such assessment of materiality, including, without limitation, the consistency of such assessment with the requirements of SEC Staff Accounting Bulletin No. 99.

    8.        The Committee shall review and consider other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.

    9.        The Committee shall meet at least quarterly (or more often if determined appropriate) with management, the Director of Internal Audit and the outside auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

      Compliance with Laws, Regulations and Policies

    1.        The Committee shall review with management actions taken to ensure compliance with any code or standards of conduct for the Company which may be established by the Board.

    2.        The Committee shall review with the Company’s legal counsel any legal compliance matters, including banking regulations, securities trading practices and any other legal matters that could have a significant, adverse impact on the Company’s financial statements.

    3.        The Committee shall review with the Company’s counsel and others any federal, tax or regulatory matters that may have a material impact on the Company’s operations and the financial statements, related Company compliance programs and policies, and programs and reports received from regulators, and shall monitor the results of the Company’s compliance efforts.

    4.        The Committee shall periodically review the rules promulgated by the SEC and the Nasdaq relating to the qualifications, activities, responsibilities and duties of audit committees and shall take, or recommend that the Board take, appropriate action to comply with such rules.

Adopted by the Board of Directors: February 16, 2005

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